Exhibit 99.1

Celcuity Announces Plan to Conduct Phase 1b/2 Clinical Trial in

Metastatic Castration Resistant Prostate Cancer

-	Received FDA clearance of IND for gedatolisib in combination with darolutamide

-	Virtual Science Day to be held on September 21, 2023 from 10:00 a.m. – 12:00 p.m. ET

MINNEAPOLIS, August 22, 2023 - Celcuity Inc. (Nasdaq: CELC), a clinical-stage biotechnology company pursuing development of targeted therapies for oncology, has been notified by the U.S. Food and Drug Administration (FDA) that its Investigational New Drug (IND) submission has been reviewed, and Celcuity can proceed with the clinical development of gedatolisib in combination with Nubeqa® (darolutamide), an approved androgen receptor inhibitor, for the treatment of patients with metastatic castration resistant prostate cancer (mCRPC). Celcuity’s Phase 1b/2 study (CELC-G-201) will enroll up to 54 participants with mCRPC who progressed after treatment with an androgen receptor inhibitor as first-line treatment for mCRPC. The Company anticipates initiating this Phase 1b/2 clinical trial in the first quarter of 2024.

“We are excited to initiate the clinical development of gedatolisib in prostate cancer,” said Brian Sullivan, Chief Executive Officer and co-founder of Celcuity. “Gedatolisib’s highly differentiated mechanism of action makes it uniquely suited to address the complex PI3K/mTOR activity involved in this disease.”

In the Phase 1b portion of the study, Celcuity expects that 36 participants will be randomly assigned to receive 600 mg darolutamide combined with either 120 mg gedatolisib in Arm 1 or 180 mg gedatolisib in Arm 2. An additional 12 participants will then be enrolled in the Phase 2 portion of the study at the RP2D level to enable evaluation of 30 participants treated with the RP2D of gedatolisib.

The primary objectives of the Phase 1b portion of the trial include assessment of the safety and tolerability of gedatolisib in combination with darolutamide and determination of the recommended Phase 2 dose of gedatolisib. The primary objective of the Phase 2 portion of the trial is to assess the radiographic progression-free survival (rPFS) at six months of patients who received the RP2D.

“Treatment options for patients with mCRPC whose disease progressed on or after treatment with an androgen receptor inhibitor are limited, and there is an urgent need for new drugs to treat this patient population,” said Karim Fizazi, MD, PhD, Professor of Medicine at Institute Gustave Roussy and GETUG President. Professor K. Fizazi, who is one of the primary principal investigators for this study, further stated: “Since PI3K/mTOR and androgen receptor signaling are commonly aberrantly activated in mCRPC, combining gedatolisib with the approved androgen receptor inhibitor darolutamide represents a potentially promising treatment option for these patients.”

Registration Information for the Virtual Science Day

Celcuity will host a Virtual Science Day for analysts and investors on Thursday, September 21, 2023, from 10:00 a.m. – 12:00 p.m. ET, featuring presentations by key opinion leaders and Celcuity’s leadership. During this meeting, Celcuity will provide an in-depth scientific overview of gedatolisib, the importance of comprehensive, rather than selective, inhibition of the PI3K/mTOR pathway, and review its clinical development strategy, including a discussion about its Phase 1b/2 study in mCRPC.

A live chat-based Q&A session will follow the formal presentations. To register for the event, please click here. A replay of the webcast will be available on the “Events & Presentations” section of Celcuity’s website for a limited time following the event.

About Gedatolisib

Gedatolisib is a potent inhibitor that selectively targets all Class I isoforms of PI3K and mTOR. Its mechanism of action and pharmacokinetic properties are highly differentiated from other currently approved and investigational therapies that target PI3K or mTOR alone or together. Inhibiting all four PI3K isoforms, as gedatolisib does, limits the potential confounding effect of isoform interaction that may occur with isoform-specific PI3K inhibitors. Inhibiting mTOR also addresses potential resistance mechanisms that can result when PI3K isoforms are targeted in the absence of mTOR inhibition.

About Celcuity

Celcuity is a clinical-stage biotechnology company pursuing development of targeted therapies for oncology. The company’s lead therapeutic candidate is gedatolisib, a potent, pan-PI3K and mTOR inhibitor. Its mechanism of action and pharmacokinetic properties are highly differentiated from other currently approved and investigational therapies that target PI3K or mTOR alone or together. A Phase 3 clinical trial, VIKTORIA-1, evaluating gedatolisib in combination with fulvestrant with or without palbociclib in patients with HR+/HER2- advanced breast cancer is currently enrolling patients. More detailed information about the VIKTORIA-1 study can be found at ClinicalTrials.gov. A Phase 1b/2 clinical trial, CELC-G-201, evaluating gedatolisib in combination with darolutamide in patients with metastatic castration resistant prostate cancer, is planned to begin enrolling patients in the first quarter of 2024. The company’s CELsignia companion diagnostic platform is uniquely able to analyze live patient tumor cells to identify new groups of cancer patients likely to benefit from already approved targeted therapies. Celcuity is headquartered in Minneapolis. Further information about Celcuity can be found at Celcuity.com. Follow us on LinkedIn and Twitter.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including, but not limited to, the timing of initiating and enrolling patients in, and receiving results from, clinical trials, such as Celcuity’s Phase 3 VIKTORIA-1 and Phase 1b/2 CELC-G-201 clinical trial, the scope, protocol, costs and expected results from ongoing and planned clinical trials, the skills and experience of investigators involved with Celcuity’s Phase 1b/2 CELC-G-201 clinical trial, the impact on gedatolisib and Celcuity of preliminary clinical trial results, the market opportunity for gedatolisib in the prostate cancer market, and other expectations with respect to Celcuity’s lead product candidate, gedatolisib, and Celcuity’s CELsignia platform. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” “goal,” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements are subject to numerous risks, uncertainties, and conditions, many of which are beyond the control of Celcuity. These include, but are not limited to, delays, disruptions or adverse results in the CELC-G-201 clinical trial and those risks set forth in the Risk Factors section in Celcuity’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission on March 23, 2023, and our subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contacts:

Celcuity Inc.
Brian Sullivan, bsullivan@celcuity.com
Vicky Hahne, vhahne@celcuity.com
763-392-0123

ICR Westwicke
Robert Uhl, robert.uhl@westwicke.com
(619) 228-5886